Exhibit 99.2

Company Contact:
Brian Meilton
(614) 643-0314
ir@oxfordresources.com
Oxford Resource Partners, LP Clarifies First Pro Rated Distribution Announcement
COLUMBUS, Ohio, October 25, 2010 — Oxford Resource Partners, LP (NYSE: OXF) (the “Company” or “Oxford”) announced earlier today that it declared a cash distribution of $0.3519 per unit for the quarter ended September 30, 2010. Oxford clarifies that announcement by confirming that the distribution is on all outstanding units of Oxford, which includes its outstanding common and subordinated units as well as its outstanding general partner units. The distribution will be paid on November 12, 2010 to all unitholders of record as of the close of business on November 1, 2010. This pro rated distribution is for the seventy-four days in the third quarter in which Oxford was a public partnership, and corresponds to the minimum quarterly distribution set forth in Oxford’s partnership agreement of $0.4375 per unit for each full quarter, or $1.75 per unit on an annualized basis.
About Oxford Resource Partners, LP
Oxford Resource Partners, LP is a low cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. The Company markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. As of December 31, 2009, Oxford controlled 91.6 million tons of proven and probable coal reserves, and it currently operates 17 active mines that are managed as eight mining complexes. The Company is headquartered in Columbus, Ohio.
For more information about Oxford Resource Partners, LP (NYSE: OXF) please visit www.oxfordresources.com. Financial and other information about us is routinely posted on and accessible at www.oxfordresources.com.
This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of Oxford’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, Oxford’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.
Forward-Looking Statements
This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Oxford’s SEC filings. Oxford undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.